Exhibit 99.1

CONTACT:	Edward Heffernan
Chief Financial Officer
Alliance Data
Tel: 972-348-5191

Julie Prozeller
Financial Dynamics
Tel: 212-850-5608

Media: Shelley Whiddon
Tel: 972-348-4310
ALLIANCE DATA ANNOUNCES RECORD THIRD-QUARTER RESULTS
* Company Raises Guidance for 2006 and Establishes Guidance for 2007
Dallas, TX, October 18, 2006 — Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced record results for its third quarter ended September 30, 2006. The Company also raised its guidance for 2006 and established guidance for 2007 that is consistent with its previously communicated long-term growth model.
Total third-quarter revenue increased 32 percent to a record $506.6 million compared to $384.8 million for the third quarter of 2005. Net income increased 36 percent to $48.8 million for the third quarter of 2006 compared to $35.9 million for the third quarter of 2005. Net income per diluted share increased 43 percent to $0.60 per diluted share for the third quarter of 2006 compared to $0.42 per diluted share for the third quarter of 2005. On a pro forma basis, net income per diluted share increased 58 percent to $0.60 per diluted share for the third quarter of 2006 compared to $0.38 per diluted share for the third quarter of 2005. Net income per diluted share on a pro forma basis takes into account stock compensation expense in the third quarter of 2005 that would have been recorded under SFAS No. 123.
Adjusted EBITDA for the third quarter of 2006 increased 54 percent to $132.8 million compared to $86.1 million for the third quarter of 2005. Cash earnings increased 51 percent to $66.1 million compared to $43.8 million for the third quarter of 2005. Cash earnings per diluted share increased 59 percent to $0.81 per diluted share compared to $0.51 per diluted share for the third quarter of 2005. (See “Financial Measures” below for a discussion of adjusted EBITDA, cash earnings and cash earnings per diluted share.)
“We are very pleased with our record third-quarter results, which featured strong growth balanced across all business segments,” said Mike Parks, chairman and chief executive officer. “Revenue for the quarter topped half a billion dollars, marking the first time the Company has reached this milestone on a quarterly basis. This was our 22nd quarter as a public company and we are proud that it further extends our track record of over-performance. As a result of our strong performance in the first nine months of the year, and our visibility

Alliance Data Systems Corp. October 18, 2006	Page 2
into next year, we are raising guidance for the full year 2006 and establishing guidance for 2007,” said Parks.
Record third-quarter performance was driven by continued leadership from the Company’s Marketing Services segment, as the Canadian loyalty business generated over 20 percent organic growth again this quarter over the comparable period in 2005. The Company renewed all major AIR MILES® Reward Program sponsors due this year, recently signing contract renewals with The Jean Coutu Group (PJC) Inc., Quebec’s pharmacy leader and a top-10 AIR MILES sponsor, and Hudson’s Bay Company, Canada’s largest diversified general merchandise retailer and a top-15 AIR MILES sponsor. During the quarter the Company also brought in 20 new retail partners to join its www.airmilesshops.ca website, further broadening shopping options for consumers participating in the AIR MILES Reward Program. Moreover, during the quarter the Company announced its acquisition of CPC Associates, a premier provider of data products used to increase effectiveness of direct-response marketing programs for a variety of business sectors. The addition of CPC further contributes to Alliance Data’s U.S. strategy to create a comprehensive and unique offering encompassing a full suite of marketing services.
Overperformance in the private label business was attributable to the significant ramp-up of new client signings in the last several years, strength in existing core clients and continuing good trends in credit quality. Momentum continued to build during the third quarter with the signing of a multi-year renewal agreement with top-20 client American Signature Inc., one of the country’s largest furniture retailers with nearly $1 billion in annual revenue.
Finally, growth in the utility services business continued with its fourth contract win this year - a multi-year agreement with the Southern Union Company, one of the leading diversified natural gas companies in the United States with approximately $2 billion in annual revenue.
The Company also saw several positive capital markets activities during the quarter. “From a capital markets perspective, Alliance Data increased its buyback program by $600 million to a total of $900 million, of which approximately 30 percent has been utilized,” said Ed Heffernan, executive vice president and chief financial officer. “We feel that we can maintain our growth model and an investment grade profile while repurchasing a significant percentage of our shares, which are attractive under current market conditions. Additionally, we were pleased to see our founding stockholder, Welsh, Carson, Anderson and Stowe, complete its final distribution of Alliance Data stock. Consistent with its long-term approach to investing, Welsh Carson has methodically reduced its holdings in Alliance Data through a series of pro rata distributions to its partners since 2003. Last week’s distribution eliminates a long-standing overhang issue for our stock,” said Heffernan.
Segment Review
Transaction Services segment revenue increased 9 percent in the third quarter to $195.6 million compared to third quarter 2005. Adjusted EBITDA increased 15 percent to $26.7 million compared to third quarter 2005, driving margin expansion for the third consecutive quarter. Though the Company expects some drop-off due to conversion expenses in the fourth quarter, overall margins for 2006 are running well ahead of last year. The vast majority of this

Alliance Data Systems Corp. October 18, 2006	Page 3
segment consists of two Alliance Data growth engines, private label and utility services. Statement growth, a key driver for both private label and utility services, grew at a double-digit pace, while segment revenue was tempered slightly by a relatively flat performance in the traditional merchant bankcard acquiring business. The continued ramp-up of new-client private label wins in the last several years, combined with upcoming conversions of new utility services clients, positions the Transaction Services segment for continued momentum in 2007.
Credit Services segment revenue increased 32 percent in the third quarter to $181.4 million while adjusted EBITDA increased 55 percent to $61.1 million compared to third quarter 2005. Credit sales increased 17 percent over the third quarter of 2005, the largest percentage increase in over two and a half years, driven by the continued ramp-up of new client wins and solid growth from the Company’s more mature client base. The Company also experienced stronger than expected portfolio growth of 16 percent compared to the prior year period. On the expense side, funding costs remained flat compared to third quarter 2005. The Company expects an increase to come in the fourth quarter as a very favorable funding source on $450 million matures and is replaced with higher market rate funding. The Company expects 2007 interest rates to be comparable to 2006 interest rates, as a large portion of the Company’s funding book will continue to step down to lower rates next year. Finally, credit quality continues to perform better than expected following the initial impact of last year’s bankruptcy bill. Credit losses are gradually returning to a more normalized level (six percent or slightly less) with third quarter 2006 coming in at approximately 5 percent. This benefit contributed approximately 7 cents to the quarter’s performance.
Marketing Services segment revenue increased 50 percent in the third quarter to $218.6 million compared to third quarter 2005. Adjusted EBITDA increased 92 percent to $45.0 million compared to third quarter 2005. Margins for the segment increased 450 basis points from the prior year and are expected to show a strong increase on a full-year basis despite a relatively flat margin in the first half of 2006. Results were driven by stronger-than-expected performance in the AIR MILES Reward Program related to the continued successful rollout of major national programs combined with overall firm pricing. In the third quarter, AIR MILES reward miles issued increased 13 percent and AIR MILES reward miles redeemed increased 22 percent. The Epsilon business maintained its strong growth rate this year with a continued increase in its client base and product lines.
2006 Outlook
Based on Alliance Data’s continued strong performance through the first nine months of the year, the Company is comfortable raising its guidance for 2006 cash earnings per share to $3.00 to $3.05 per diluted share.
2007 Guidance
Additionally, Alliance Data is confident in its visibility and position heading into 2007 and is therefore establishing full-year 2007 guidance consistent with its growth model. Specifically, the Company is projecting 2007 revenue of at least $2.1 billion, adjusted EBITDA of at least $575.0 million and cash earnings per share of at least $3.50 per diluted share.

Alliance Data Systems Corp. October 18, 2006	Page 4
Financial Measures
In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.
Conference Call
Alliance Data will host a conference call on October 18, 2006 at 5 p.m. (Eastern) to discuss the Company’s third-quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.
About Alliance Data
Alliance Data (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services, managing over 105 million consumer relationships for some of North America’s most recognizable companies. Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 8,000 associates at more than 40 locations worldwide. For more information about the Company, visit its website, www.AllianceData.com.
Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

Alliance Data Systems Corp. October 18, 2006	Page 5
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corp. October 18, 2006	Page 6
ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(Unaudited) (In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006	2005	Change	2006	2005	Change
Revenue	$506.6	$384.8	32%	$1,474.3	$1,131.3	30%

Net income	$48.8	$35.9	36%	$150.0	$107.4	40%

Net income per share — diluted	$0.60	$0.42	43%	$1.84	$1.26	46%

Pro Forma
Net income per share — diluted	$0.60	$0.38	58%	$1.84	$1.14	61%

Adjusted EBITDA	$132.8	$86.1	54%	$394.7	$258.1	53%

Operating EBITDA	$139.5	$93.6	49%	$418.0	$282.5	48%

Cash earnings	$66.1	$43.8	51%	$198.6	$130.5	52%

Cash earnings per share — diluted	$0.81	$0.51	59%	$2.43	$1.53	59%

	As of	As of
	September 30,	December 31,
	2006	2005
Cash and cash equivalents	$144.7	$143.2
Seller’s interest and credit card receivables	387.2	479.1
Redemption settlement assets	290.0	261.0
Intangible assets, net	262.2	265.0
Goodwill	927.5	858.5
Total assets	3,019.4	2,926.1

Deferred revenue	678.4	610.5
Certificates of deposit	165.8	379.1
Core debt	601.5	457.8
Total liabilities	1,980.4	2,005.0
Stockholders’ equity	1,039.0	921.1

Alliance Data Systems Corp. October 18, 2006	Page 7
ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(Unaudited) (In millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006	2005	Change	2006	2005	Change
Segment Revenue:
Transaction Services	$195.6	$179.0	9%	$580.5	$515.3	13%
Credit Services	181.4	137.0	32%	557.4	419.2	33%
Marketing Services	218.6	145.4	50%	603.8	428.5	41%
Intersegment	(89.0)	(76.6)	(16%)	(267.4)	(231.7)	(15%)

	$506.6	$384.8	32%	$1,474.3	$1,131.3	30%

Segment adjusted EBITDA:
Transaction Services	$26.7	$23.2	15%	$85.7	$65.5	31%
Credit Services	61.1	39.5	55%	199.7	121.5	64%
Marketing Services	45.0	23.4	92%	109.3	71.1	54%

	$132.8	$86.1	54%	$394.7	$258.1	53%

Key Performance Indicators:
Statements generated	52.7	47.5	11%	156.7	141.8	11%
Managed receivables	$3,602.3	$3,114.5	16%	$3,580.4	$3,107.6	15%
Private label credit sales	$1,763.3	$1,508.1	17%	$5,141.6	$4,484.9	15%
AIR MILES Reward Miles issued	936.6	830.6	13%	2,756.9	2,357.6	17%
AIR MILES Reward Miles redeemed	578.6	475.4	22%	1,713.1	1,449.1	18%

Alliance Data Systems Corp. October 18, 2006	Page 8
ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(Unaudited) (In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Total revenue	$506.6	$384.8	$1,474.3	$1,131.3

Total operating expenses	417.4	325.0	1,202.5	951.9

Operating income	89.2	59.8	271.8	179.4

Interest expense, net	10.6	2.4	29.2	7.5

Income before income taxes	78.6	57.4	242.6	171.9
Income tax expense	29.8	21.5	92.6	64.5

Net income	$48.8	$35.9	$150.0	$107.4

Net income per share — basic	$0.61	$0.43	$1.88	$1.30

Net income per share — diluted	$0.60	$0.42	$1.84	$1.26

Weighted average shares outstanding — basic	79.6	82.8	79.9	82.6

Weighted average shares outstanding — diluted (1)	81.5	85.2	81.7	85.3

(1)	The Company announced two stock repurchase programs in 2005 to acquire up to a total of $300.0 million of its outstanding common stock. As of September 30, 2006, the Company has purchased $268.5 million at an average price of $42.18. On October 3, 2006, the Company announced a new stock repurchase program to acquire up to an additional $600.0 million of its outstanding common stock through 2008.

Alliance Data Systems Corp. October 18, 2006	Page 9
ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(Unaudited) (In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Adjusted EBITDA and Operating EBITDA:
Net income (GAAP measure)	$48.8	$35.9	$150.0	$107.4
Income tax expense	29.8	21.5	92.6	64.5
Interest expense, net	10.6	2.4	29.2	7.5
Stock compensation expense	11.6	1.9	31.5	5.2
Depreciation and other amortization	16.9	14.0	48.0	43.2
Amortization of purchased intangibles	15.1	10.4	43.4	30.3

Adjusted EBITDA	132.8	86.1	394.7	258.1
Change in deferred revenue	16.1	44.1	67.9	51.2
Change in redemption settlement assets	(9.2)	(18.3)	(29.0)	(13.8)
Foreign currency impact	(0.2)	(18.3)	(15.6)	(13.0)

Operating EBITDA	$139.5	$93.6	$418.0	$282.5

Cash Earnings:
Net income (GAAP measure)	$48.8	$35.9	$150.0	$107.4
Add back non-cash non-operating items:
Amortization of purchased intangibles	15.1	10.4	43.4	30.3
Stock compensation expense (2)	11.6	1.9	31.5	5.2
Income tax effect (3)	(9.4)	(4.4)	(26.3)	(12.4)

Cash earnings	$66.1	$43.8	$198.6	$130.5

Weighted average shares outstanding — diluted (1)	81.5	85.2	81.7	85.3
Cash earnings per share — diluted	$0.81	$0.51	$2.43	$1.53

Pro Forma:
Net Income per share — diluted	$0.60	$0.42	$1.84	$1.26
Stock compensation expense (4)	—	(0.04)	—	(0.12)

Pro Forma Net income per share — diluted	$0.60	$0.38	$1.84	$1.14

(1)	The Company announced two stock repurchase programs in 2005 to acquire up to a total of $300.0 million of its outstanding common stock. As of September 30, 2006, the Company has purchased $268.5 million at an average price of $42.18. On October 3, 2006, the Company announced a new stock repurchase program to acquire up to an additional $600.0 million of its outstanding common stock through 2008.

(2)	For the three and nine months ended September 30, 2005, the Company would have recorded a total of $7.8 million and $21.7 million, respectively, of stock compensation expense under SFAS No. 123.

(3)	Represents income tax adjustment for the related tax benefit or expense for the non-GAAP measure adjustments.

(4)	For the three and nine months ended September 30, 2005, the Company would have recorded an incremental $3.7 million and $10.3 million, net of tax, respectively, of stock compensation expense under SFAS No. 123.

Alliance Data Systems Corp. October 18, 2006	Page 10
ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(Unaudited) (In millions)

	Three months ended September 30, 2006
			Stock
	Operating	Depreciation &	compensation	Adjusted
	income	amortization	expense	EBITDA(5)
Transaction Services	$7.8	$14.6	$4.3	$26.7
Credit Services	55.9	2.8	2.4	61.1
Marketing Services	25.5	14.6	4.9	45.0

	$89.2	$32.0	$11.6	$132.8

	Three months ended September 30, 2005
			Stock
	Operating	Depreciation &	compensation	Adjusted
	income	amortization	expense	EBITDA(5)
Transaction Services	$8.8	$13.8	$0.6	$23.2
Credit Services	36.9	1.9	0.7	39.5
Marketing Services	14.1	8.7	0.6	23.4

	$59.8	$24.4	$1.9	$86.1

	Nine months ended September 30, 2006
			Stock
	Operating	Depreciation &	compensation	Adjusted
	income	amortization	expense	EBITDA(5)
Transaction Services	$31.1	$42.4	$12.2	$85.7
Credit Services	185.0	8.6	6.1	199.7
Marketing Services	55.7	40.4	13.2	109.3

	$271.8	$91.4	$31.5	$394.7

	Nine months ended September 30, 2005
			Stock
	Operating	Depreciation &	compensation	Adjusted
	income	amortization	expense	EBITDA(5)
Transaction Services	$21.7	$42.1	$1.7	$65.5
Credit Services	114.0	5.7	1.8	121.5
Marketing Services	43.7	25.7	1.7	71.1

	$179.4	$73.5	$5.2	$258.1

(5)	Represents segment Adjusted EBITDA and is equal to operating income plus depreciation and amortization and stock compensation expense.
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